SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 23, 2007

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	0-23862	22-2994719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah	84070
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:   (801) 553-6600

Item 2.03	Creation of a Direct Financial Obligation
Item 8.01	Entry into a Material Definitive Agreement

Entry of Judgment Against Fonix Corporation

On March 23, 2007, Fonix Corporation (the “Company”) received notice from counsel for The Breckenridge Fund LLC (“Breckenridge”) that the Supreme Court of the State of New York, Nassau County, had entered judgment against the Company as of March 15, 2007.

Background

On June 6, 2006, Breckenridge filed a complaint against the Company in the Supreme Court of the State of New York, County of Nassau (the “Court”), in connection with a settlement agreement between the Company and Breckenridge entered into in September 2005. In the Complaint, Breckenridge alleged that the Company failed to pay certain amounts due under the settlement agreement in the amount of $450,000. The Company denied the allegations of Breckenridge’s complaint and has filed a motion for summary judgment. Breckenridge also filed for summary judgment on its complaint.

On February 2, 2007, the Court granted Breckenridge’s summary judgment motion, denied the Company’s summary judgment motion, and directed that a hearing be held to determine the amount owed by the Company to Breckenridge. The Company and Breckenridge entered into a stipulation that the Company owed Breckenridge $1,530,000 plus interest at a rate of 9% from September 15, 2006 to the date of entry of judgment.

The Court’s order, dated as of March 15, 2007, adjudged that the Company owes an aggregate of $1,601,735 to Breckenridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION
(Registrant)

Date: March 28, 2007

	By:	/s/ Roger D. Dudley
Roger D. Dudley
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)